Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information contact:

Cindy Roberts

Director of Investor Relations

(817) 224-1461

cindy.roberts@dyn-intl.com

DynCorp International Inc. Announces Fiscal 2008

Second Quarter Results

• Revenue Increased to $495.1 million from $474.7 million in Q2 FY’07

• Earnings Per Share Increased to $0.24 from $(0.05) in Q2 FY’07

• EBITDA Increased to $46.6 million from $21.9 million in Q2 FY’07

Falls Church, Va. — October 31, 2007 - DynCorp International Inc. (NYSE: DCP), a provider of specialized mission-critical technical services to civilian and military government agencies, today announced its results for the second quarter ended September 28, 2007.

Second Quarter 2008 Results Compared to Second Quarter 2007

Revenue for the second quarter of fiscal 2008 was $495.1 million, a 4.3% increase over revenue of $474.7 million for the second quarter of fiscal 2007. Revenue for the Government Services (GS) segment, which represented 65.7% of Company revenue, increased to $325.1 million for the second quarter of fiscal 2008, up $8.1 million or 2.6% from the second quarter of fiscal 2007.  GS revenue grew through increased deployment of international police advisors to the Middle East under the Civilian Police program (CIVPOL), a CIVPOL task order to train Iraqi border security personnel and additional work supporting the International Narcotics and Law Enforcement Air Wing program. Revenue for the Maintenance and Technical Support Services (MTSS) segment, which represented 34.3% of Company revenue, increased to $170.0 million for the second quarter of fiscal 2008, up $12.3 million or 7.8% from the second quarter of fiscal 2007.  MTSS revenue grew through increased logistics support services provided to the U.S. Air Force C-21 fleet and work performed for the U.S. Army’s Threat System Management Office, partially offset by a reduction of personnel on the Contract Field Teams program.

Operating income was $33.9 million in the second quarter of fiscal 2008 compared to $9.5 million in the second quarter of fiscal 2007, a 257% increase, primarily due to the elimination of $17.9 million of one-time costs that were incurred during the second quarter of fiscal 2007.

was 6.8% in the second quarter of fiscal 2008, compared to operating margin of 2.0% in the second quarter of fiscal 2007.  Operating margin increased by 4.8 percentage points primarily due to improved contract performance and the elimination of certain one-time costs incurred during the second quarter of fiscal 2007.  Earnings per share increased from a loss of $0.05 in the second quarter of fiscal 2007 to earnings of $0.24 in the second quarter of fiscal 2008.

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the second quarter of fiscal 2008 increased 113% to $46.6 million, compared to $21.9 million in the second quarter of fiscal 2007.

Year-to-Date Results

Revenue for the first six months of fiscal 2008 was $1,043.8 million, a 3.1% increase over revenue of $1,012.4 million for the first six months of fiscal 2007. Revenue for the GS segment increased to $683.2 million for the first six months of fiscal 2008, up $7.2 million or 1.1% from the first six months of fiscal 2007.  GS revenue grew principally as a result of increased work supporting the International Narcotics and Law Enforcement Air Wing program.  Revenue for the MTSS segment for the first six months of fiscal 2008 increased to $360.6 million, up $24.2 million or 7.2% from the first six months of fiscal 2007. MTSS revenue grew through increased logistics support services provided to the U.S. Air Force C-21 fleet and work performed for the U.S. Army’s Threat System Management Office, partially offset by a reduction of personnel on the Contract Field Teams program.

Operating income was $65.6 million for the first six months of fiscal 2008 compared to $38.3 million for the first six months of fiscal 2007, a 71.3% increase. Operating margin was 6.3% for the first six months of fiscal 2008 compared to operating margin of 3.8% for the first six months of fiscal 2007.  The 2.5 percentage point increase in operating margin was primarily due to the elimination of certain one-time costs of $17.9 million that were incurred during the first six months of fiscal 2007.

Earnings per share increased to $0.46 for the first six months of fiscal 2008 compared to a loss of $0.07 for the first six months of fiscal 2007.  The Company’s improved earnings per share in the first half of fiscal 2008 resulted from increased operating margin. Earnings per share for the first six months of fiscal 2007 reflected both the previously mentioned one-time charges as well as non-recurring expenses associated with the Company’s initial public offering.

EBITDA for the first six months of fiscal 2008 increased 45.1% to $91.0 million, compared to $62.7 million for the first six months of fiscal 2007.

Operating cash flow of $49.9 million for the first six months of fiscal 2008 decreased from operating cash flow of $65.8 million for the first six months of fiscal 2007. The decrease in operating cash flows is primarily due to the timing of cash collections from the Department of Sate, offset by an increase in net income of $29.7 million.

Cash and cash equivalents totaled $110.1 million at September 28, 2007, up $7.6 million from March 30, 2007.  The Company had working capital of $327.4 million at September 28, 2007, compared to $282.9 million at March 30, 2007.

Total debt was $594.7 million at September 28, 2007, a reduction of $36.3 million from March 30, 2007.  Of this reduction, $34.6 million was due to an excess cash flow payment required by the terms of our credit agreement.  Days Sales Outstanding increased to 76 days from 67 days primarily due to the timing of collections from the Department of State.

Backlog as of September 28, 2007 decreased to $2.7 billion from $6.1 billion as of March 30, 2007. The backlog decrease was due to the exclusion of the previously included $3.3 billion from the linguist and translation services contract awarded by the U.S. Army Intelligence and Security Command (INSCOM) to Global Linguist Solutions LLC, a joint venture of DynCorp International and McNeil Technologies. The Army terminated the contract for convenience after the Government Accountability Office sustained the incumbent’s protest. INSCOM requested and received revised proposals which are currently under evaluation pending a new award decision.

Fiscal 2008 Guidance

The Company confirms the previously provided guidance for its fiscal year ending March 28, 2008, based on its current backlog and management’s estimate of future contract awards.  This guidance excludes the previously discussed INSCOM contract.

FY 2008
Revenue	$2.3 to $2.4 billion
EBITDA	$190 to $200 million
Diluted earnings per share	$1.00 to $1.10

Conference Call

The Company will host a conference call at 8:30 a.m. EDT on Thursday, November 1, 2007 to discuss fiscal 2008 second quarter results.  To participate in the conference call, dial (866) 871-0758 and enter conference ID number: 18349636.  International callers should dial (706) 634-5249 and enter the same conference ID number above.  A telephonic replay will be available from 9:30 a.m. EDT on November 1, 2007 through 11:59 pm EDT on November 15, 2007.  To access the replay, please dial (800) 642-1687 or (706) 645-9291 and enter the following ID number: 18349636 .

About DynCorp International

DynCorp International Inc., through its operating company DynCorp International LLC, is a provider of specialized mission-critical technical services to civilian and military government agencies.  The Company operates major programs in law enforcement training and support, security services, base operations, aviation services and operations and logistics support worldwide. Headquartered in Falls Church, VA, DynCorp International Inc. has more than 14,600 employees worldwide.  For more information, visit our website at www.dyn-intl.com.

Reconciliation to GAAP

In addition to the Company’s financial results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP.  Management believes these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company.  Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

For a reconciliation of non-GAAP financial measures to the comparable GAAP financial measures, please see the financial schedules accompanying this release.

Forward-looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to revenue and profitability.  All of these forward-looking statements are based on estimates and assumptions made by the Company’s management that, although believed by the Company to be reasonable, are inherently uncertain.  Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, and technological factors outside of its control that may cause its business, strategy or actual results or events to differ materially from the statements made herein.  These risks and uncertainties may include, but are not limited to, the following: changes in the demand for services the Company provides; termination of key U.S. government contracts; pursuit of new commercial business and foreign government opportunities; activities of competitors including the filing of bid protests; changes in significant operating expenses; changes in availability of capital; general economic and business conditions in the U.S. and abroad; acts of war or terrorist activities; variations in performance of financial markets; and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.  Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements.  The Company’s actual results could differ materially from those contained in the forward-looking statements.  The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

###

(Financial tables follow)

DYNCORP INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

	Quarter-To-Date		Year-To-Date
	Sept. 28, 2007	Sept. 29, 2006	Sept. 28, 2007	Sept. 29, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues	$495,109	$474,721	$1,043,782	$1,012,405

Cost of services	(425,633)	(423,433)	(905,721)	(893,767)
Selling, general and administrative expenses	(24,928)	(30,552)	(51,463)	(57,957)
Depreciation and amortization expense	(10,601)	(11,212)	(20,991)	(22,349)
Operating income	33,947	9,524	65,607	38,332

Other (expense) income:
Interest expense	(13,705)	(14,689)	(28,195)	(29,503)
Interest expense on mandatory redeemable shares	—	—	—	(3,002)
Loss on early extinguishment of debt and preferred stock (1)	—	—	—	(9,201)
Net earnings (loss) from affiliates	1,176	(123)	2,067	323
Interest income	430	410	1,680	560
Income (loss) before income taxes	21,848	(4,878)	41,159	(2,491)
(Provision) benefit for income tax	(7,895)	1,998	(14,948)	(1,006)
Net income (loss)	$13,953	$(2,880)	$26,211	$(3,497)

Earnings (loss) per share:
Basic and diluted	$0.24	$(0.05)	$0.46	$(0.07)

Average shares outstanding
Basic and diluted	57,000	57,000	57,000	52,467

EBITDA(2)	$46,616	$21,926	$90,986	$62,730
EBITDA margin	9.4%	4.6%	8.7%	6.2%

Operating cash flow	$46,347	$62,831	$49,910	$65,808

(1)

Represents the premium associated with the redemption of all of the outstanding preferred stock, premium on the redemption of a portion of the senior subordinated notes and write-off of deferred financing costs associated with the early retirement of a portion of the senior subordinated notes.

(2)

EBITDA is a primary component of certain covenants under our senior secured credit facility and is defined as net income before interest expense, income taxes, depreciation and amortization. We believe that EBITDA is useful to investors as a way to evaluate our ability to incur and service debt, make capital expenditures and meet working capital requirements. EBITDA does not represent net income or cash flows from operations, as these terms are defined under generally accepted accounting principles (“GAAP”), and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP. EBITDA as presented in this press release is not necessarily comparable to similarly titled measures reported by other companies.

DYNCORP INTERNATIONAL INC.

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA

(In thousands)

	Quarter-To-Date		Year-To-Date
	Sept. 28, 2007	Sept. 29, 2006	Sept. 28, 2007	Sept. 29, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net income (loss)	$13,953	$(2,880)	$26,211	$(3,497)
Income tax provision (benefit)	7,895	(1,998)	14,948	1,006
Interest expense	13,705	14,689	28,195	29,503
Interest expense on mandatory redeemable shares	—	—	—	3,002
Loss on early extinguishment of debt and preferred stock (1)	—	—	—	9,201
Depreciation and amortization	11,063	12,115	21,632	23,515
EBITDA	$46,616	$21,926	$90,986	$62,730

(1)                                  Represents the premium associated with the redemption of all of the outstanding preferred stock, the premium on the redemption of a portion of the senior subordinated notes and the write-off of deferred financing costs associated with the early retirement of a portion of the senior subordinated notes.

DYNCORP INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Six Months Ended
	Sept. 28, 2007	Sept. 29, 2006
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income (loss)	$26,211	$(3,497)
Adjustments to reconcile net income (loss) to net cash provided by operating activities from continuing operations:
Depreciation and amortization	21,632	23,515
Loss on early extinguishment of debt	—	2,657
Loss on early extinguishment of preferred stock	—	5,717
Amortization of deferred loan costs	1,507	2,342
Recovery of losses on accounts receivable	(1,066)	(4,563)
Net earnings from affiliates, net of dividends received	(511)	(334)
Deferred income taxes	(1,957)	(6,609)
Equity-based compensation	2,263	999
Loss on disposition of assets	178	7
Excess tax benefits from equity-based compensation	(62)	—
Changes in assets and liabilities:
Restricted cash	2,597	—
Accounts receivable	6,062	28,791
Prepaid expenses and other assets	(9,227)	(4,599)
Accounts payable and accrued liabilities	7,671	30,931
Redeemable preferred stock dividend	—	(3,695)
Income taxes payable	(5,388)	(5,854)
Net cash provided by operating activities	49,910	65,808

Cash flows from investing activities:
Purchase of property and equipment	(2,114)	(2,671)
Purchase of computer software	(1,264)	(1,386)
Other assets	158	(363)
Net cash used by investing activities	(3,220)	(4,420)

Cash flows from financing activities:
Net proceeds from initial public offering	—	346,446
Redemption of preferred stock	—	(216,126)
Payment of special class B distribution	—	(100,000)
Payments on long-term debt	(36,285)	(28,831)
Premium paid on redemption of senior subordinated notes	—	(2,657)
Premium paid on redemption of preferred stock	—	(5,717)
Payment of deferred financing costs	—	(529)
Excess tax benefits from equity-based compensation	62	—
(Payments) borrowings under other financing arrangements	(2,860)	5,892
Net cash used by financing activities	(39,083)	(1,522)

Net increase in cash and cash equivalents	7,607	59,866
Cash and cash equivalents, beginning of period	102,455	20,573
Cash and cash equivalents, end of period	$110,062	$80,439

DYNCORP INTERNATIONAL INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 28, 2007	March 30, 2007
	(unaudited)	(unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$110,062	$102,455
Restricted cash	17,627	20,224
Accounts receivable, net of allowances of $955 and $3,428	457,718	461,950
Prepaid expenses and other current assets	79,391	69,487
Deferred income taxes	15,427	12,864
Total current assets	680,225	666,980

Property and equipment, net	12,912	12,646
Goodwill	420,180	420,180
Tradename	18,318	18,318
Other intangibles, net	195,835	214,364
Deferred income taxes	17,360	13,459
Other assets, net	14,960	16,954

Total assets	$1,359,790	$1,362,901

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$3,096	$37,850
Accounts payable	134,188	127,282
Accrued payroll and employee costs	91,263	88,929
Other accrued liabilities	114,804	116,308
Income taxes payable	9,427	13,682
Total current liabilities	352,778	384,051

Long-term debt, less current portion	591,614	593,144
Other long-term liabilities	9,673	6,032

Commitments and contingencies

Shareholders’ equity:
Common stock	570	570
Additional paid-in capital	354,570	352,245
Retained earnings	51,860	27,023
Accumulated other comprehensive loss	(1,275)	(164)
Total shareholders’ equity	405,725	379,674

Total liabilities and shareholders’ equity	$1,359,790	$1,362,901

DYNCORP INTERNATIONAL INC.

OTHER CONTRACT DATA

(In millions)

	As of
	Sept. 28, 2007	March 30, 2007
	(unaudited)	(unaudited)
Backlog(1):
Funded backlog	$1,029	$1,402
Unfunded backlog	1,691	4,730
Total backlog(2)	$2,720	$6,132

Estimated remaining contract value(3)	$5,361	$8,991

(1)

Backlog consists of orders and options under our contracts. We define contracted backlog as the estimated value of contract awards received from customers that have not been recognized as sales. Our backlog consists of funded and unfunded backlog. Funded backlog is based upon amounts actually appropriated by a customer for payment of goods and services less actual revenue recorded as of the measurement date under that appropriation. Unfunded backlog is the actual dollar value of unexercised contract options. Most of our U.S. government contracts allow the customer the option to extend the period of performance of a contract for a period of one or more years. These options may be exercised at the sole discretion of the customer. It has been our historical experience, however, that the customer has exercised contract options.

(2)

The decrease in backlog is due to the exclusion of the previously included $3.3 billion from the linguist and translation services contract awarded by the U.S. Army Intelligence and Security Command (“INSCOM”) to Global Linguist Solutions LLC (“GLS”), a joint venture of DynCorp International and McNeil Technologies. The Army terminated the contract for convenience after the Government Accountability Office (“GAO”) sustained the incumbent’s protest. INSCOM requested and received revised proposals which are currently under evaluation prior to making a new award decision.

(3)

Estimated remaining contract value represents the aggregate contract revenue we estimate will be earned over the remaining life of certain contracts. When more than one company is awarded a contract for a given work requirement, we include in estimating remaining contract value only our estimate of the contract revenue we expect to earn over the remaining term of the contract. Funded backlog is based upon amounts actually appropriated by a customer for payment for goods and services. Because the U.S. federal government operates under annual appropriations, agencies of the U.S. federal government typically fund contracts on an incremental basis. Accordingly, the majority of the estimated remaining contract value is not funded backlog. Our estimated remaining contract value is based on our experience under contracts and we believe our estimates are reasonable. However, there can be no assurance that our existing contracts will result in actual revenues in any particular period or at all. These amounts could vary depending upon government policies, government budgets, appropriations and the outcome of protested contract awards.